As filed with the Securities and Exchange Commission on April 28, 2000
                                                           Registration No. 333-

         =======================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    ---------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    ---------

                            DOLLAR TREE STORES, INC.
             (Exact name of registrant as specified in its charter)

          VIRGINIA                                     5331
 (State or Other Jurisdiction of          (Primary Standard Industrial
 Incorporation or Organization)           Classification Code Number)

                                   54-1387365
                                (I.R.S. Employer
                               Identification No.)

          500 VOLVO PARKWAY, CHESAPEAKE, VIRGINIA 23320, (757)321-5000 (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

       FREDERICK C. COBLE, SENIOR VICE PRESIDENT - CHIEF FINANCIAL OFFICER
          500 VOLVO PARKWAY, CHESAPEAKE, VIRGINIA 23320, (757) 321-5000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                            ------------------------

                                   Copies to:
                            WILLIAM A. OLD, JR., ESQ.
                           JOHN S. MITCHELL, JR., ESQ.
                             HOFHEIMER NUSBAUM, P.C.
                         999 WATERSIDE DRIVE, SUITE 1700
                             NORFOLK, VIRGINIA 23510
                            TELEPHONE: (757) 629-0613
                            FACSIMILE: (757) 629-0660

                                  ------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  ------------

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------
                                              Proposed          Proposed
                       Number of Shares        Maximum           Maximum
  Title of Shares            to Be         Offering Price       Aggregate        Amount of
 to Be Registered         Registered        per Share(1)     Offering Price     Registration Fee
--------------------------------------------------------------------------------------------------

Common Stock              1,800,000          $50.21875         $90,393,750        $23,863.95

--------------------------------------------------------------------------------------------------


(1) Estimated pursuant to paragraph (c) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of Common Stock on April 24, 2000, as reported on the Nasdaq National Market.

                                  ------------

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereunder become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

==========================================================================

                                EXPLANATORY NOTE:

         This registration statement relates to the registration of 1,800,000 shares of our common stock which will be held by the selling shareholders identified herein. These shareholders are to receive the shares in connection with the merger of our wholly owned subsidiary into Dollar Express, Inc., a Pennsylvania corporation, pursuant to the terms of a merger agreement included as an exhibit to our Current Report on Form 8-K, filed with the Commission on April 11, 2000. Such registration is required pursuant to a registration rights agreement entered into by our company and those shareholders, which was also filed as an exhibit to the same Current Report.

         The requirements of the registration rights agreement call upon us to register 1,800,000 shares for resale, but permit us to include an initial prospectus for only 900,000 shares. We are required to file an amended prospectus pursuant to Rule 424(b)(3) under the Securities Act no later than October 15, 2000 to permit the sale of the entire 1,800,000 shares. For this reason, this registration statement, as filed on April 28, 2000, contains a prospectus covering the resale of only 900,000 shares.

The information in this prospectus is not complete and may be changed without notice. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholders are not soliciting an offer to buy these securities in any state jurisdiction where the offer or sale is not permitted.

Prospectus (Not Complete)
Issued April 28, 2000



                                 900,000 Shares

                            Dollar Tree Stores, Inc.

                                  Common Stock


         This prospectus relates to the public offering, which is not being underwritten, of 900,000 shares of our common stock which is held by some of our current shareholders.

         The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is quoted on the Nasdaq National Market under the symbol "DLTR" On April 24, 2000, the average of the high and low price for the common stock was $50.8125.

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

                         -------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                         -------------------------------



    =========================================================================
                  The date of this prospectus is April , 2000.

                          CERTAIN INTRODUCTORY MATTERS

         Dollar Tree(R), 98 CENTS Clearance Centers(R), Only $One(R), Dollar Express(R) and the related logos are our registered trademarks. Other trademarks referred to in this prospectus are trademarks of their legal owners.

         This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

         References to "we," "our" and "the company" generally refer to Dollar Tree Stores, Inc. and its direct and indirect subsidiaries on a consolidated basis.

                    WARNING ABOUT FORWARD-LOOKING STATEMENTS


         This prospectus and the documents referred to in this prospectus contain "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements -- which typically use words such as believe, anticipate, expect, intend, plan or estimate -- address future events, developments or results. For example, our forward-looking statements include statements regarding:

         o        our anticipated comparable store net sales and growth plans;

         o the integration of Dollar Express into our business and the effect of Dollar Express on our operating results;

         o our future operating costs, such as merchandise and shipping costs, wages and rents;

         o the reliability of our sources of supply in the future, particularly China;

         o        the  capacity  and  performance  of our  existing  and planned
                  distribution   centers,   including   opening  and   expansion
                  schedules; and

         o        our expectations regarding competition.

         These forward-looking statements are subject to numerous risks and uncertainties which may affect us, including:

         o possible difficulties in meeting our expansion goals and anticipated comparable store net sales;

         o possible delays, costs and other difficulties in integrating Dollar Express with our business;

         o possible increases in merchandise costs, shipping rates, wage levels, inflation and competition and other adverse economic factors;

         o        our  vulnerability  to changes in our foreign trade  relations
                  and  import  tariffs  and  restrictions,   particularly  those
                  affecting China; and

         o the capacity and the performance of our distribution system and our ability to expand its capacity in time to support our net sales growth.

         For additional discussion of the factors that could affect our actual results, performance or actions, see "Risk Factors" on page 4 of this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in the documents incorporated by reference into this prospectus.

         Our forward-looking statements could be wrong in light of these and other risks, uncertainties and assumptions. The future events, developments or results described in this prospectus or in the documents incorporated by reference into this prospectus could turn out to be materially different from those we discuss or imply. We have no obligation to publicly update or revise our forward-looking statements after the date on the front cover of this prospectus and you should not expect us to do so.

             -------------------------------------------------------

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material nonpublic information or other confidential commercial information. Accordingly, you should not assume that we agree with any statement or report issued by any analyst regardless of the content of the statement or report. We also have a policy against issuing financial forecasts or projections or confirming those issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not our responsibility. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Information on our web site or in our promotional literature is not incorporated into this prospectus and you should not rely on that information.

                                   THE COMPANY

         Dollar Tree's principal executive offices are located at 500 Volvo Parkway, Chesapeake, Virginia 23320. Dollar Tree's telephone number is (757) 321-5000.


                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the specific risk factors listed below, together with all other information included or incorporated in this prospectus before you decide to invest in our common stock. If any of the following risks, or other risks not presently known to us or that we currently believe not to be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be adversely affected in a material way. If that happens, the market price of our common stock would likely decline, and you could lose all or part of your investment.

We may not be able to meet our aggressive expansion goals

         Our net sales growth will be jeopardized if we cannot continue to add stores and store support systems in a profitable, timely and efficient manner. As a single price point retailer, we cannot increase our sales price. We rely on new and larger stores to increase sales. Not including our merger with Dollar Express in May 2000, we expect to add 225 to 235 stores during 2000 and expand total square footage of our stores by approximately 23% to 25%. We have also added 106 single-price point stores and 25 multi-price point stores in the merger. (For a discussion of the Dollar Express merger, see "We may experience difficulties..." and "Costs associated with the Dollar Express merger..." on the following page.) Management believes that we are well positioned to add new stores and support systems. However, we may not achieve our targets for opening new stores, and we may not expand profitably and efficiently. Any of these events could have a material adverse effect on our business and results of operations.

         Managing our growth has become more complex because we are now operating in 35 states from coast to coast. We may not anticipate all the challenges that our expanding operations will impose on our systems and personnel. Our growth depends in part on whether we can:

         o supply an increasing number of stores with the proper mix and amount of merchandise;

         o successfully add and operate larger stores, with which we have less experience;

         o hire, train and retain an increasing number of qualified employees -- including associates, managers, and executives -- at affordable rates of compensation;

         o find, sign leases for, build-out improvements for and open suitable store sites on a timely basis and on favorable economic terms, including in new geographic markets, where we have no or limited experience, and in our established geographic markets, where new stores may draw sales away from our existing stores; and

         o expand and upgrade distribution centers and internal store support systems in an efficient, timely and economical manner without materially slowing our rate of growth.

We may experience difficulties in integrating Dollar Express with our operations

         The anticipated benefits of the merger with Dollar Express will not be achieved unless we can combine our operations in an efficient and effective manner. We may experience delays, unexpected costs and other difficulties in integrating Dollar Express. These difficulties may have a material adverse effect on the business and operating results of the combined company. The Dollar Express merger requires the integration of Dollar Express's merchandise purchasing, store operations, shipping and receiving operations, real estate leasing functions, and management team with those of Dollar Tree. We believe that the continued employment of Dollar Express's operations personnel and certain members of Dollar Express's management team is critical to the successful integration and operation of the combined company. We may not be able to retain these employees. Moreover, full integration of the two organizations will require considerable time and effort on the part of Dollar Tree's management.

Costs associated with the Dollar Express merger will reduce our net income

         We anticipate that the costs associated with the Dollar Express merger and integration will be approximately $6.0 to $7.0 million. These costs will have a material adverse effect on the operating results of the combined company, especially in the second quarter of 2000 when they will be charged to operations. Moreover, we may not have anticipated all of the costs that will be generated by the merger and integration process. We expect that the merger will be accretive to our net income per share in 2000 before consideration of one-time costs associated with the merger and integration. However, because we believe such costs will exceed the financial synergies we realize in 2000, we expect the merger to be dilutive in 2000 when we include such costs. To achieve these synergies, we must improve the quality and decrease the cost of Dollar Express's merchandise as well as identify and eliminate redundant operations. We may experience delays in, or be unable to achieve, our expected financial synergies.

We could encounter unforeseen disruptions or costs in receiving merchandise in our distribution centers and shipping it to our stores

         Our future success depends on our ability to obtain merchandise from suppliers and ship it to our stores in a timely and cost efficient manner. There is little excess capacity in our current distribution system and our rapid growth, including the stores we added in the Dollar Express merger, places significant pressure on this critical function. Moreover, we may experience higher than expected costs and disruptions in integrating the Dollar Express distribution system with our own. We may not be able to anticipate or respond to all the changing demands of our expanding operations and some of these demands may be beyond our ability to control. Disruptions, delays or costs relating to our receiving and distribution systems could have a material adverse effect on our business or results of operations.

         We currently operate distribution centers in Chesapeake, Virginia; Olive Branch, Mississippi; Chicago, Illinois; Stockton, California; and Philadelphia, Pennsylvania. We plan to open a distribution center in Savannah, Georgia in the first quarter of 2001. Some of the factors that could have an adverse effect on our distribution and receiving systems, business and results of operations are:

         o Dollar Express distribution system. Dollar Express ships inventory to its stores more frequently than Dollar Tree. Within a short time-frame, we must understand Dollar

                  Express's challenging distribution requirements, manage their distribution network, and integrate the Dollar Express distribution system with our own. We expect this will require a significant commitment from our management team. Among other things, we must modify our inventory management system to cope
                  with  Dollar Express's   demands and improve the  performance
                  of Dollar Express's distribution system to Dollar Tree's standards. Dollar Express's existing distribution system is not adequate to support the future operation of their stores.

         o        Expansion,  replacement and addition of distribution  centers.
                  We must expand, replace and build new distribution centers on a tight and demanding time schedule in order to accommodate our aggressive growth plans.

         o Continuing costs associated with replaced distribution centers. In 1998, we replaced our Memphis, Tennessee distribution center with our fully automated distribution center located in Mississippi. In January 2000, we replaced our Sacramento, California distribution center with our new facility located in Stockton, California. We will remain liable for rent and pass-through costs under the Memphis lease until September 2005 and the Sacramento lease until June 2008. The lease for the main Philadelphia distribution center does not expire until December 31, 2002. We may not be able to secure an acceptable long-term sublease for these sites or other leased sites we may replace in the future.

         o Natural or man-made disasters. A fire, explosion, hurricane, tornado, flood, earthquake or other disaster at any of our distribution facilities could result in a significant disruption in our distribution system, particularly because there will be little excess capacity in our system for the foreseeable future. The facilities in California and Mississippi are susceptible to earthquakes. The facilities in Mississippi, Virginia and Georgia are susceptible to hurricanes.

Economic conditions such as inflation could adversely affect our business

         Our future success depends on our ability to manage the effect of future changes in economic conditions in the United States -- where we both buy and sell merchandise -- and in China and Asia -- where we buy a large portion of our merchandise. Inflation, particularly in the areas of operating, labor and merchandise costs, affects our business significantly. Past increases in minimum wage and trans-Pacific ocean shipping rates have had an important effect on our results of operations. Any future increases are also expected to have an impact on our results of operations. As a fixed price point retailer, we cannot raise the price of our merchandise to offset cost increases. Instead, we attempt to offset a cost increase in one area by finding cost savings or operating efficiencies in another area. We may not realize future cost savings or operating efficiencies that will offset future cost increases. Our failure to realize offsetting cost savings or operating efficiencies could have a material adverse effect on our business and results of operations.

We rely on imported merchandise, especially from China

         Our future success depends on whether we can import an increasing quantity of merchandise at favorable costs. Merchandise imported directly from overseas manufacturers and agents accounts for approximately 40% to 45% of total purchases at retail. In addition, our management believes that a small portion of the non-consumable goods that we purchase from domestic vendors is imported. China is the primary source of our imports. While we do not expect to significantly increase imports as a percentage of our merchandise, imported goods are less expensive than domestic goods and have contributed significantly to our historically favorable profit margins.

         In the event Chinese or other imported merchandise becomes more expensive or unavailable, we believe we could find alternative sources of supply. However, the transition to alternative sources may not occur in time to meet our demands. Products from alternative sources could also be of lesser quality and more expensive than those we currently import. As a result, a disruption in the flow of imported merchandise or an increase in the cost of those goods could have a material adverse effect on our business and results of operations. Imported goods present significant risks including:

         o disruptions in the flow of imported goods because of factors such as:

                  o        material  shortages,  work  stoppages,   strikes  and
                           political unrest;

                  o economic crises, such as those experienced by the countries of Southeast Asia beginning in 1998;

                  o        shipping container shortages;

                  o international disputes, such as tensions resulting from China's claims to sovereignty over Taiwan and NATO's bombing of China's embassy in Yugoslavia; and

         o increases in the cost of purchasing or shipping foreign merchandise, resulting from

                  o failure to renew normal trade relations with China, formerly known as "most favored nation" trading status;

                  o        import   duties,   import   quotas  and  other  trade
                           sanctions;

                  o shipping rate increases imposed by the trans-Pacific shipping cartel; and

         o        poor  compliance by certain  foreign  manufacturers  with U.S.
                  laws governing the design, manufacture, packaging and labeling of products.

         Chinese goods imported into the United States currently enjoy favorable duties because the United States grants China normal trade relations. China's favorable trade status is reviewed on an annual basis and is currently extended through July 2, 2000. In November 1999, the United States and China finalized an agreement concerning China's future membership in the World Trade Organization. In conjunction with this process, President Clinton has asked Congress to remove normal trade relations with China from annual review. However, there continues to be significant political opposition to the permanent extension of normal trade relations with China. Failure to renew normal trade relations could have a material adverse effect on our business and results of operations. For example, administration officials testified in June 1999 that ending normal trade relations with China would raise tariffs on Chinese products from their current overall trade-weighted average of 4% to an estimated 44%. Even if normal trade relations with China become permanent, the United States could impose punitive trade sanctions on Chinese goods for a variety of reasons. In 1995, the United States threatened to impose punitive trade tariffs on certain categories of Chinese goods in response to China's failure to protect the intellectual property of U.S. businesses. Although no punitive import duties are currently imposed, these duties could equal as much as 100% of the cost of certain Chinese goods. Depending on the goods affected, an increase in tariffs or the imposition of trade restrictions could impose significantly higher purchasing costs on our company.

Our operating results, including comparable store net sales, could fluctuate significantly

         We have experienced fluctuations in our net sales growth, comparable store net sales, operating income and net income, and we expect those fluctuations to continue. Changes in our quarterly and annual operating results, including comparable store net sales, could cause the price of our common stock to fluctuate substantially. We experience a disproportionately large amount of our net sales and a substantial majority of our income during the Christmas and Easter seasons. If for any reason our net sales were below seasonal norms during the Christmas or Easter season, our operating results would be materially adversely affected. Our results of operations, including comparable store net sales, fluctuate for a variety of reasons, including:

         o        shifts in the timing of certain holidays;

         o        the timing of new store openings;

         o        the net sales contributed by new and expanded stores;

         o        changes in our merchandise mix;

         o        competition; and

         o        economic and weather conditions.

         Over the past few years annual comparable store net sales have increased at least 5% each year. We believe that future comparable store net sales increases, if any, will be lower than those experienced in the past. Our business plan calls for a two to three percent increase in comparable store net sales in 2000. In any quarter, however, comparable store net sales may be lower than our annual average.

We may have difficulty obtaining enough quality, low-cost merchandise to sell profitably at our fixed $1.00 price point

         Our future success depends on our ability to buy larger quantities of quality merchandise at low prices. We cannot maintain our gross profit margins if the cost of our merchandise increases significantly because we sell only at the fixed $1.00 price point at substantially all of our stores. Any disruptions in the availability of quality, low-cost merchandise in sufficient quantities to maintain our growth could have a material adverse effect on our business and results of operations. Quality, low-cost merchandise may not be available in the future, or it may not be available in the quantities necessary for our expansion. We do not have long term or continuing contracts for the purchase of merchandise and must continuously seek out buying opportunities from both our existing suppliers and new sources, for which we compete with other retailers including wholesalers, discount chains, mass merchandisers, food markets, drug chains and club stores.

We expect to encounter increasing competition in the future

         The retail industry is highly competitive. Our competitors include mass merchandisers (such as Wal-Mart), discount stores (such as Dollar General), closeout stores (such as Odd Lots and Big Lots) and other variety stores. In past years, other single-price point retailers have not been significant competitors. However, we expect that our expansion plans as well as the expansion plans of other single-price point retailers such as 99 Cents Only Stores based in Southern California will bring us increasingly into direct competition. Moreover, there are no significant economic barriers to other companies becoming single-price point retailers. Increased competition may have a material adverse effect on our business, comparable store net sales and results of operations.

The substantial number of shares that are eligible for public sale resulting from this offering may adversely affect our stock price

         There are relatively few restrictions on the resale of our common stock, and a large number of shares of common stock are eligible for public sale. Sales of substantial amounts of these shares in the public market, or the perception that such sales could occur, could have a material adverse impact on the market price for our common stock. Significant sources of future public sales of our common stock include:

         o Option shares. As of April 26, 2000, there were outstanding options under our stock option plans for the purchase of up to approximately 4.1 million shares. About 1.9 million of these option shares have vested and could be purchased. Substantially all of the shares issuable under our stock option plans have been registered under the Securities Act, and the vast majority of these shares are freely tradable without restriction.

         o Warrant shares. Before we went public in 1995, we issued warrants for the purchase of up to 5,584,900 shares. These warrants can be exercised at any time. Upon exercise, these warrant shares will be restricted.

         o Restricted shares. As of April 26, 2000, approximately 11.7 million shares of our common stock were held by persons who acquired them through private transactions that were not registered under the Securities Act. In addition, up to 6 million additional restricted shares will be issued in connection with our Dollar Express merger. This prospectus is part of a registration statement registering 1.8 million of these shares for ongoing resale.

The holders of our restricted shares, including warrant shares, can generally require that the company register their shares for resale, subject to certain limitations. Even when shares are not registered for resale, the SEC permits the holder of common stock who has held shares for one year to sell the stock into the public market subject to certain volume and other limitations and allows a person who has held shares for two years to sell without limitation. However, our affiliates are always subject to the volume limit.

Our common stock price may be volatile, which could result in substantial losses to investors in our common stock

         The trading price of our common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations in response to a variety of internal and external factors, some of which are beyond our control, including:

         o        trade and political relations with China;

         o the inflation rate, interest rates, shipping rates, increase in the minimum wage and general economic conditions;

         o quarterly variations in our operating results, including those which may result from our merger with Dollar Express;

         o sale of shares of our option shares, warrant shares, and restricted shares into the public market; and

         o        changes in financial estimates by securities analysts.

Shareholders may not be able to resell their common stock at or above the public offering price as a result of a possible decline in price after this offering. Moreover, the stock market has experienced significant price and volume fluctuations over the past several years that have often been unrelated or disproportionate to the operating performance of particular companies. The trading prices of many companies' stocks, including ours, are at or near historical highs. These trading prices may not be sustained.

Our articles of incorporation and by-laws could delay or discourage an acquisition or sale of Dollar Tree

         Our articles of incorporation and by-laws contain provisions that may delay or discourage a takeover attempt that a shareholder might consider in his best interest. These provisions, among other things:

         o classify our board of directors into three classes, each of which serves for different three- year periods;

         o        provide  that  only  the  board  of  directors,   chairman  or
                  president may call special meetings of the shareholders;

         o establish certain advance notice procedures for nominations of candidates for election as directors and for shareholder proposals to be considered at shareholders' meetings;

         o require a vote of the holders of more than two-thirds of the shares entitled to vote in order to remove a director or amend the foregoing and certain other provisions of the articles of incorporation and bylaws; and

         o permit the board of directors, without further action of the shareholders, to issue and fix the terms of preferred stock, which may have rights senior to those of the common stock.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of common stock in this offering.


                              PLAN OF DISTRIBUTION

         We are registering 1,800,000 shares of Dollar Tree common stock, $.01 per share, on behalf of certain selling shareholders. All of the shares were issued by us in connection with our acquisition of Dollar Express, Inc. to the former shareholders of Dollar Express. Pursuant to a registration rights agreement between us and those shareholders, we are required to register 1,800,000 shares for resale, with an initial prospectus that will cover the resale of only 900,000 shares. We are required to file an amended prospectus pursuant to Rule 424(b)(3) under the Securities Act no later than October 15, 2000 to permit the sale of the entire 1,800,000 shares. For this reason, this prospectus covers the resale of only 900,000 shares. We will receive no proceeds from this offering.

         The selling shareholders are those persons named in the table below or certain permitted donees, transferees or successors-in-interest selling shares received from a named selling security holder after the date of this prospectus. The selling shareholders may sell the shares from time to time and will act independently of Dollar Tree in making decisions with respect to the timing, manner and size of each sale. The sales may be made from time to time in one or more types of transactions on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The sales may involve broker-dealers but are not required to. The shares may be sold by one or more of, or a combination of, the following:

         o cross trades or block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction or any other transactions permitted by an applicable exchange;

         o purchases by a broker-dealer as principal and resale by a broker-dealer for its account pursuant to this prospectus;

         o an exchange distribution in accordance with the rules of an applicable exchange;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long or short sales;

         o "at the market" to or through market makers or into an existing market for the shares;

         o through transactions in options or swaps or other derivatives (whether exchange-listed or not);

         o in other ways, not involving market makers or established trading markets including sales effected through agents; and

         o        in  privately  negotiated  transactions,   including  but  not
                  limited to exchange trusts or similar exchange vehicles.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

         The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

         In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling shareholders.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose:

         o        the  name  of  each  such  selling   shareholder  and  of  the
                  participating broker-dealer(s);

         o        the number of shares involved;

         o        the price at which such shares were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o        other facts material to the transaction.

         In addition, upon being notified by a selling shareholder that certain permitted donees, transferees or successors-in-interest intend to sell more than 500 shares, we will file a supplement to this prospectus.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. We have agreed to indemnify each selling shareholder against certain liabilities, including certain liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders have agreed to indemnify us and certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares owned by each of the selling shareholders. None of the selling shareholders has had a material relationship with Dollar Tree within the past three years other than as a result of the ownership of the shares or other securities of Dollar Tree. No estimate can be given as to the amount of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

                                                                                                      Number of
                                                           Number of Shares        Percent of           Shares
                                                             Beneficially         Outstanding          Offered
         Name of Selling Shareholder                          Owned (1)            Shares (2)       Hereby (1)(3)
         ---------------------------                          ----------           ----------       -------------
Bernard Spain                                                  1,675,039(8)            2.5              257,377
Murray  Spain                                                  1,882,537(9)            2.8              255,414
Bernard Spain Family Limited Partnership(4)                      220,551(10)            *                33,943
Murray Spain Family Limited Partnership(5)                       231,098(11)            *                35,566
Global Private Equity III Limited Partnership(6)               1,663,847(12)           2.4              256,066
Advent PGGM Global Limited Partnership(6)                        254,964(13)            *                39,239
Advent Partners GPE III Limited Partnership(6)                   25,122 (14)            *                 3,866
Advent Partners Limited Partnership(6)                            10,920(15)            *                 1,681
Advent Partners (NA) GPE III Limited Partnership(6)                7,431(16)            *                 1,144
Guayacan Private Equity Fund Limited Partnership(7)               58,977(17)            *                 9,077
Dollar Express Investment LLC                                     43,061(18)            *                 6,627
                                                         --------------------           --          -----------
                TOTAL                                          5,852,996               8.6              900,000

*        Represents beneficial ownership of less than 1%.

(1) For each selling shareholder, beneficial ownership includes a number of shares ("Merger Shares") to be received at the closing on the merger of Dollar Tree with Dollar Express. The aggregate Merger Shares include 292,398 of shares ("Escrow Shares") contributed on behalf of each selling shareholder to State Street Bank & Trust as escrow agent under an escrow agreement with Dollar Tree which the selling shareholders will enter into in connection with the merger with Dollar Express. The selling shareholders have the ability to direct the disposition of such Escrow Shares, including by sale under this prospectus, but the proceeds shall remain in escrow until it is terminated pursuant to the terms of the escrow agreement.
(2) Based on 68,223,891 shares outstanding, of which 62,375,945 were outstanding as of March 31, 2000, and an additional 5,847,946 Merger Shares to be acquired by the selling shareholders in the merger of Dollar Tree with Dollar Express.
(3) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Dollar Tree's outstanding shares of common stock.
(4) This shareholder is a family limited partnership of which Mr. Murray Spain is a general partner. Mr. Spain disclaims beneficial


                                       14




         ownership of any shares held by this shareholder.
(5) This shareholder is a family limited partnership of which Mr. Stephen Greenfield is a general partner. Mr. Greenfield disclaims beneficial ownership of any shares held by this shareholder.
(6) This shareholder is a limited partnership the general partner of which is Advent International Corporation, which may be deemed to beneficially own the shares held of record by this shareholder.
(7) This shareholder is a limited partnership the general partner of which is Advent-Morro Equity Partners, which may be deemed to beneficially own the shares held of record by this shareholder.
(8) Includes 2,675 shares in addition to Merger Shares. Merger Shares include 83,618 Escrow Shares.
(9) Includes 2,375 shares in addition to Merger Shares, and also includes the 220,551 Merger Shares owned by Bernard Spain Family Limited Partnership of which Mr. Murray Spain is a general partner. See notes 4 and 10. Mr. Murray's Merger Shares include 82,981 Escrow Shares.
(10)     Includes 11,028 Escrow Shares.
(11)     Includes 11,555 Escrow Shares.
(12)     Includes 83,192 Escrow Shares.
(13)     Includes 12,748 Escrow Shares.
(14)     Includes 1,256 Escrow Shares.
(15)     Includes 546 Escrow Shares.
(16)     Includes 372 Escrow Shares.
(17)     Includes 2,949 Escrow Shares.
(18)     Includes 2,153 Escrow Shares.


                                  LEGAL MATTERS

          The validity of the securities offered hereby will be passed upon for Dollar Tree by Hofheimer Nusbaum, P.C., Norfolk, Virginia.

                                     EXPERTS

         The consolidated financial statements of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at http://www.dollartree.com or at the SEC's web site at http://www.sec.gov.

         We have filed a registration statement and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and our common stock. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

         o Our Annual Report on Form 10-K for the year ended December 31, 1999, filed March 17, 2000, including certain information in our definitive Proxy Statement in connection with our 1999 Annual Meeting of Shareholders and certain information in our Annual Report to Shareholders for the fiscal year ended December 31, 1999;

         o Our Current Reports on Form 8-K filed on April 11 and April 27, 2000; and

         o The description of our common stock contained in its registration statement on Form 8- A filed February 28, 1995, including any amendments or reports filed for the purpose of updating such descriptions.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                             Dollar Tree Stores, Inc.
                             Shareholder Services
                             500 Volvo Parkway
                             Chesapeake, Virginia 23320
                             (757) 321-5000

===================================          ===================================






                                                        900,000 Shares






-------------------------------
 TABLE OF CONTENTS                                     Dollar Tree Stores, Inc.
-------------------------------

                                      Page
                                      ----                Common Stock

Certain Introductory Matters             2
                                                          ------------
A Warning about Forward-Looking
Statements                               3                 PROSPECTUS

The Company                              4                ------------

Risk Factors                             4

Use of Proceeds                         11               April    , 2000

Plan of Distribution                    11

Selling Shareholders                    14

Legal Matters                           15

Experts                                 15

Where You Can Find More Information     16

===================================          ===================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Dollar Tree in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.


        SEC Registration fee                      $24,000
        Legal fees and expenses                    45,000
        Accounting fees and expenses               25,000
        Printing Fees                                  --
        Transfer Agent Fees                            --
        Miscellaneous                                  --
                                                ---------
        Total                                     $94,000
                                                =========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         To the full extent permitted by the Virginia Stock Corporation Act, the Articles of Incorporation require Dollar Tree to indemnify its officers and directors. Article V of the Articles of Incorporation provides that any director or officer who was or is a party to any proceeding shall be indemnified by Dollar Tree against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. Dollar Tree is also required to promptly pay for or reimburse all reasonable expenses, including attorneys' fees, incurred by a director or officer in advance of final disposition of the proceeding if the director or officer furnishes Dollar Tree with a written statement of his good faith belief that he has met the standard of conduct that is a prerequisite to his entitlement to indemnification and agrees to repay the advance if it is ultimately determined that he did not meet such standard of conduct. Dollar Tree is authorized to purchase and maintain insurance to insure Dollar Tree against its indemnification obligation, or insure any person who is or was a director, officer, employee, or agent of Dollar Tree against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not Dollar Tree has the power to indemnify him against such liability. Dollar Tree has directors and officers liability insurance. Dollar Tree is also empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer against liability, whether occurring before or after the execution of the contract. Except to the extent contrary to the Articles of Incorporation or Virginia Stock Corporation Act, Dollar Tree is not prevented or restricted from making or providing for indemnities in addition to those provided in the Articles of Incorporation.

ITEM 16. EXHIBITS

         Exhibit
         Number                            Exhibit Title
         -------                            ----------

         2.1 Merger Agreement by and among Dollar Tree Stores, Inc., DT Keystone, Inc., Dollar Express, Inc. ("DLRX") and the Shareholders of DLRX ("Shareholders") dated April 5, 2000 (incorporated by reference from Dollar Tree's Current Report on Form 8-K, filed April 11, 2000)
         5.1      Opinion of Hofheimer Nusbaum, P.C.
         10.1 Form of Escrow Agreement by and among Dollar Tree Stores, Inc., State Street Bank & Trust, Bernard Spain, William Woo, and the Shareholders
         10.2 Registration Rights Agreement by and among Dollar Tree Stores, Inc. and the Shareholders dated April 5, 2000 (incorporated by reference from Dollar Tree's Current Report on Form 8-K, filed April 11, 2000)
         23.1     Consent of KPMG LLP
         23.2     Consent of Hofheimer Nusbaum, P.C. (included in the Opinion of
                  Hofheimer Nusbaum, P.C. filed as Exhibit 5.1 hereto)
         24.1     Power of Attorney  (included on page II-4 of this registration statement)

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesapeake, Commonwealth of Virginia, on the 28th day of April, 2000.

                                       DOLLAR TREE STORES, INC.

                                       By /s/ Macon F. Brock, Jr.
                                       -----------------------------------------
                                                    Macon F. Brock, Jr.
                                           President and Chief Executive Officer

         The registrant and each person whose signature appears below constitutes and appoints Macon F. Brock, Jr. and H. Ray Compton, and any agent for service named in this registration statement and each of them, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her, or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement and (ii) any registration statement relating to the offering covered by this registration statement deemed effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) thereto, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                             Title                           Date
---------                             -----                           ----

_______________________      Chairman of the Board;               April __, 2000
J. Douglas Perry             Director

/s/ Macon F. Brock, Jr.      President and Chief Executive        April 27, 2000
-----------------------      Officer; Director (principal
Macon F. Brock, Jr.          executive officer)

/s/ H. Ray Compton           Executive Vice President;            April 27, 2000
-----------------------      Director
H. Ray Compton

/s/ Frederick C. Coble       Senior Vice President - Chief        April 27, 2000
-----------------------      Financial Officer (principal
Frederick C. Coble           financial and accounting officer)

/s/ John F. Megrue           Vice Chairman; Director              April 27, 2000
-----------------------
John F. Megrue

/s/ Richard G. Lesser        Director                             April 27, 2000
-----------------------
Richard G. Lesser

_______________________      Director                             April __, 2000
Thomas A. Saunders, III

/s/ Alan L. Wurtzel          Director                             April 27, 2000
-----------------------
Alan L. Wurtzel

/s/ Frank Doczi              Director                             April 27, 2000
-----------------------
Frank Doczi

                                INDEX TO EXHIBITS



         Exhibit
         Number                            Exhibit Title
         -------                            ----------

         2.1 Merger Agreement by and among Dollar Tree Stores, Inc., DT Keystone, Inc., Dollar Express, Inc. ("DLRX") and the Shareholders of DLRX ("Shareholders") dated April 5, 2000 (incorporated by reference from Dollar Tree's Current Report on Form 8-K, filed April 11, 2000)
         5.1      Opinion of Hofheimer Nusbaum, P.C.
         10.1 Form of Escrow Agreement by and among Dollar Tree Stores, Inc., State Street Bank & Trust, Bernard Spain, William Woo, and the Shareholders
         10.2 Registration Rights Agreement by and among Dollar Tree Stores, Inc. and the Shareholders dated April 5, 2000 (incorporated by reference from Dollar Tree's Current Report on Form 8-K, filed April 11, 2000)
         23.1     Consent of KPMG LLP
         23.2     Consent of Hofheimer Nusbaum, P.C. (included in the Opinion of
                  Hofheimer Nusbaum, P.C. filed as Exhibit 5.1 hereto)
         24.1     Power of Attorney  (included on page II-4 of this registration statement)